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                                 Exhibit 99.1

                                              Contact:  Taryn L. Kunkel
                                                        Vice President and
                                                        Chief Financial Officer
                                                        (410) 385-4500 ext. 718

FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC. -
ANNOUNCES APPOINTMENT OF SCIENTIST AS
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Baltimore, Maryland, January 28, 2000 -- PharmaKinetics Laboratories, Inc. (OTCBB: PKLB) today announced that Dr. James M. Wilkinson, II, Vice President of Analytical Laboratory Services, succeeds Mr. James K. Leslie as the Company's President and Chief Executive Officer. Mr. Leslie had been with the Company for more than four years and departed to pursue other interests.

Dr. Wilkinson joined the Company in July 1996, with 10 years of experience in the contract research organization industry, and has focused extensively on regulatory compliance and technological advances for the Company's analytical laboratory. Dr. Wilkinson stated that it is his number one priority to ensure the Company's on-going regulatory compliance and to restore the Company to profitability.

Cynthia A. Schurick has been appointed Vice President of Business Development and will be responsible for the Company's marketing, sales and client service functions. Ms. Schurick has been with the Company for 18 years, serving in both operational and client service capacities. Most recently she directed company-wide sales support activities. She will focus on strengthening existing client relationships and expanding the overall business base.

Taryn L. Kunkel will continue to serve as Vice President of Finance and Chief Financial Officer. Ms. Kunkel has been with the Company for 10 years, primarily focused on the financial side of the business. She will assume an expanded role under Dr. Wilkinson and will be responsible for all financial and administrative aspects of the business.

Mr. Leslie B. Daniels, a member of the Company's Board of Directors, said "I am pleased to announce these changes to the organization. The Company's Board of Directors believes Dr. Wilkinson's scientific and regulatory experience, combined with the efforts of Ms. Schurick and Ms. Kunkel, will enable the Company to enjoy growth along with the CRO industry."

PharmaKinetics Laboratories, Inc. is a contract research organization serving the pharmaceutical industry.
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This press release contains forward-looking statements based on current expectations, which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include the dependence of the Company on the product development cycles of its clients, dependence of the Company on certain customers, the effect of the warning letter received from the FDA in July 1999, dependence of the Company on its key personnel and their ability to continuously develop new methodologies for clinical and analytical applications, and dependence of the Company on the availability of volunteer study participants. Other more general factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, conditions affecting the pharmaceutical industry and consolidation resulting in increased competition within the Company's market. Additional risks are detailed in the Company's periodic filings with the Securities and Exchange Commission, including those risks identified in the section captioned, "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form 10-K for the year ended June 30, 1999, which discussion is incorporated in this press release by reference.